                                                                     Exhibit 4.4



================================================================================

                                CLARK USA, INC.


               11 1/2% SUBORDINATED EXCHANGE DEBENTURES DUE 2009


                     -------------------------------------


                            SUPPLEMENTAL INDENTURE

                          Dated as of August 10, 1998

                                      to

                                   INDENTURE

                          Dated as of October 1, 1997


                     -------------------------------------


                            BANKERS TRUST COMPANY,

                                    Trustee

================================================================================

          SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of August 10, 1998, by and between CLARK USA, INC., a Delaware corporation (the "Company"), having its principal office at 8182 Maryland Avenue, St. Louis, Missouri 63105-3721, and Bankers Trust Company, as trustee (the "Trustee") under the Indenture (as defined below), having its Corporate Trust and Agency Office at Four Albany Street, New York, New York 10006. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture.

          WHEREAS, the Company and the Trustee previously duly executed, and the Company duly delivered to the Trustee, an Indenture dated as of October 1, 1997 (the "Indenture"), relating to the Company's 11 1/2% Subordinated Exchange Debentures due 2009 (the "Securities") into which the Company's 11 1/2% Senior Cumulative Exchangeable Preferred Stock (the "Preferred Stock") is exchangeable;

          WHEREAS, pursuant to Section 8.02 of the Indenture, the Company and the Trustee have obtained the consent of the Holders of not less than a majority of the outstanding shares of Preferred Stock to the amendments made hereby;

          WHEREAS, the Board of Directors of the Company has authorized the execution of this Supplemental Indenture and its delivery to the Trustee;

          WHEREAS, the Company has delivered an Opinion of Counsel to the Trustee pursuant to Sections 1.02 and 8.03 of the Indenture; and

          WHEREAS, all other actions necessary to make this Supplemental Indenture a legal, valid and binding obligation of the parties hereto in accordance with its terms and the terms of the Indenture have been performed;

          NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee hereby mutually covenant and agree for the equal and proportionate benefit of all Holders of the Securities as follows:

                                   ARTICLE I
                                  AMENDMENTS

          Upon execution of this Supplemental Indenture, the terms of the Securities and the Indenture shall be amended as follows:

          SECTION I.1. Section 1.01 of the Indenture shall be amended as follows:

          (a) by deleting the definition of "Permitted Indebtedness" and substituting in lieu thereof the following:

          "'Permitted Indebtedness' means Indebtedness incurred by the Corporation or its Restricted Subsidiaries (i) to renew, extend, refinance or refund Indebtedness that is permitted to be incurred pursuant to clauses
     (ii) through (iv) and clause (xi) below; provided, however, that such Indebtedness does not exceed the principal amount of the Indebtedness so renewed, extended, refinanced or refunded plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Corporation or such Restricted Subsidiary as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Corporation or such Restricted Subsidiary incurred in connection with such refinancing; and provided, however, that Indebtedness the proceeds of which are used to refinance or refund such Indebtedness shall only be permitted if (A) in the case of any refinancing or refunding of Indebtedness that is pari passu with the Exchange Debentures the Refinancing or refunding Indebtedness is made pari passu with the Exchange Debentures or subordinated to the Exchange Debentures, (B) in the case of any refinancing or refunding of Indebtedness that is subordinated to the Exchange Debentures the refinancing or refunding of Indebtedness is made subordinated to the Exchange Debentures at least to the same extent as such Indebtedness being refinanced or refunded was subordinated to the Exchange Debentures and (C) in the case of the refinancing or refunding of

     Indebtedness that is subordinated to the Exchange Debentures, the refinancing or refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (x) does not provide for payments of principal of such Indebtedness at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by the Corporation or such Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Indebtedness upon an event of default thereunder), in each case prior to the final Stated Maturity of the Exchange Debentures and
     (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by the Corporation or such Restricted Subsidiary) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refinanced or refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to an offer to purchase made by the Corporation or such Restricted Subsidiary), which is conditioned upon the change of control of the Corporation or such Restricted Subsidiary); (ii) arising from time to time under the Credit Agreement or any refinancings, renewals, extensions, refundings or replacements thereof or extensions of credit to finance working capital requirements in an aggregate principal amount not to exceed the greater of (a) $700 million at any one time outstanding less the aggregate amount of all proceeds of all asset dispositions that have been applied since the Issue Date to permanently reduce the outstanding amount of such Indebtedness and (b) the amount of the Borrowing Base on such date (calculated on a pro forma basis after giving effect to such borrowing and the application of the proceeds therefrom); (iii) outstanding on the Issue Date; (iv) evidenced by trade letters of credit incurred in the ordinary course of business not to exceed $20 million in the aggregate at any time; (v) between or among the Corporation and/or its Restricted Subsidiaries other than Restricted Subsidiaries owned in any part by the Principal Shareholders; (vi) which is Junior Subordinated Indebtedness; (vii) arising out of Sale and Leaseback Transactions or Capitalized Lease Obligations relating to computers and other office equipment and elements, catalysts or other chemicals used in connection with the refining of petroleum or petroleum by-products; (viii) the proceeds of which are used to make the Chevron Payment, the AOC Payment and the Gulf Payments; (ix) arising out of Interest Swap Obligations; (x) in connection with capital projects qualifying under Section 142(a) (or any successor provision) of the Internal Revenue Code of 1986, as amended, in an amount not to exceed $75 million in the aggregate at any time; (xi) to finance the Lima Acquisition, in an amount not to exceed $250 million; and
     (xii) in addition to Indebtedness permitted by clauses (i) through (xi) above, Indebtedness not to exceed on a consolidated basis for the Corporation and its Restricted Subsidiaries at any time $50 million."

          (b) by adding the following definition in appropriate alphabetical order:

          "'Lima Acquisition' means the acquisition by Clark Refining & Marketing, Inc. of the Lima Oil Refinery located in Lima, Ohio, and certain related inventory, spare parts and other assets, pursuant to the Agreement for the Purchase and Sale of Lima Oil Refinery, dated as of July 1, 1998, among Clark Refining & Marketing, Inc. and BP Exploration & Oil Inc., The Standard Oil Company, BP Oil Pipeline Company and BP Chemicals Inc."


                                  ARTICLE II
                                 MISCELLANEOUS

          SECTION II.1. For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires:
(A) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture and (B) the words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not any particular Article, Section or other subdivision.

          SECTION II.2. Upon execution of this Supplemental Indenture, the Indenture shall be modified in accordance herewith, but except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

          SECTION II.3. Upon execution, this Supplemental Indenture shall form a part of the Indenture and the Supplemental Indenture and the Indenture shall be read, taken and construed as one and the same instrument for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

          SECTION II.4. This Supplemental Indenture shall become effective as of the date first above written.

          SECTION II.5. The Trustee accepts the amendment to the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture, as hereby amended, but only upon the terms and conditions set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit the Trustee's liabilities in the performance of the trust created by the Indenture, as hereby amended. Without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Company and makes no representations as to the validity or sufficiency of this Supplemental Indenture, except as to the due and valid execution hereof by the Trustee, and shall incur no liability or responsibility in respect of the validity thereof. The Trustee's execution of this Supplemental Indenture should not be construed to be an approval or disapproval of the advisability of the amendments to the Indenture provided herein.

          SECTION II.6. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY IN SAID STATE.

          SECTION II.7. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.


                           CLARK USA, INC.


                           By:  Maura J. Clark
                                ------------------------------------------------
                                Name:  Maura J. Clark
                                Title: Executive Vice President-Corporate
                                         Development and Chief Financial Officer


                           BANKERS TRUST COMPANY, as Trustee


                           By:  Susan Johnson
                                ------------------------------------------------
                                Name:  Susan Johnson
                                Title: Assistant Vice President